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                                                                   EXHIBIT 23.3


                        CONSENT OF INDEPENDENT AUDITORS


The Partners
Two Park Company:

We consent to incorporation by reference in the registration statement on Form S-3 of Vornado Realty Trust and Vornado Realty L.P. of our report dated March 14, 1997, with respect to the balance sheets of Two Park Company, a New York general partnership, as of December 31, 1996 and 1995, and the related statements of operations, changes in partners' capital and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of Vornado Realty Trust dated March 12, 1997 as amended by Form 8-K/A dated March 12, 1997, and to the reference to our firm under the heading "Experts" in the prospectus.

                                        KPMG Peat Marwick LLP


Boston, Massachusetts
June 11, 1997